UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2012

CLEARWATER PAPER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34146	20-3594554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 West Riverside Ave., Suite 1100

Spokane, WA 99201

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (509) 344-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 5, 2012, Clearwater Paper Corporation (“Clearwater Paper” or the “Company”) announced that Linda K. Massman was being elected President and Chief Executive Officer and will join the Company’s Board of Directors, effective as of January 1, 2013, and that Gordon L. Jones will retire as Chief Executive Officer and Chairman of the Board of Directors at the end of 2012. Ms. Massman, age 45, has served as President and Chief Operating Officer of the Company since November 1, 2011, and served as Chief Financial Officer from December 2008 until April 2012. From September 2008 to December 2008, Ms. Massman served as a Vice President of Potlatch Corporation, pending completion of the spin-off of Clearwater Paper. From May 2002 to August 2008, Ms. Massman served as the Group Vice President, Finance and Corporate Planning for SUPERVALU, Inc., a grocery retail company. Ms. Massman earned a Bachelor of Business Administration from the University of North Dakota and an MBA from Harvard Business School.

Ms. Massman will no longer serve as the Company’s Chief Operating Officer, effective as of January 1, 2013, and no successor to that position is being appointed as this time. Boh A. Dickey will become Chair of the Board of Directors, effective January 1, 2013. Mr. Jones will remain on the Board of Directors.

In connection with the announcement of Ms. Massman’s election as Chief Executive Officer, Ms. Massman and the Company have agreed to certain employment terms. Ms. Massman and the Company intend to enter into a definitive employment agreement incorporating these agreed terms, which definitive agreement will be filed as an exhibit to a subsequent filing. The material employment terms are as follows.

The employment agreement will be for a term of 3 years. Beginning in 2013, Ms. Massman will be paid an initial annual base salary of $700,000, subject to adjustment based on periodic executive compensation assessments undertaken by the Compensation Committee of the Board of Directors. Ms. Massman will receive restricted stock units with an approximate value of $1,400,000, which will fully vest on December 31, 2015 (the “RSU Award”). She will be eligible for an annual bonus pursuant to the terms and conditions of Clearwater Paper’s annual incentive program (as described in the Company’s most recent definitive proxy statement) with an initial target annual bonus of 100% of annual base salary. Ms. Massman will be eligible to receive performance shares with an initial target aggregate principal amount of 200% of the salary grade midpoint for the position of Chief Executive Officer in accordance with the Company’s long-term incentive program (as described in the Company’s most recent definitive proxy statement).

If Ms. Massman is terminated for any reason other than cause, death, disability, or retirement, or if she terminates her employment for good reason, she will receive (i) a cash severance payment equal to one year of base compensation; (ii) a pro-rated annual bonus for the termination year under the applicable bonus plan based on the Company’s performance; (iii) a pro-rated portion of the RSU Award; and (iv) one year of continued health and welfare benefit coverage. If Ms. Massman is terminated within two years of a change of control, she will receive (i) a cash severance payment equal to 2.5 times her then current base salary plus target annual incentive bonus; (ii) a pro-rated annual bonus for the termination year under the applicable bonus plan at her target amount; (iii) full vesting of the RSU Award; and (iv) 2.5 years of continued health and welfare benefit coverage. Ms. Massman will not receive an excise tax gross-up in connection with any change of control payments. In order to be entitled to receive any separation payments, Ms. Massman will be required to agree in writing to covenants prohibiting disclosure of confidential information, solicitation of customers and employees and engaging in competitive activity.

Ms. Massman will be entitled to participate in all of the Company’s employee benefit plans and programs on substantially the same terms and conditions as other senior executives. Her current employment agreement will remain in effect through December 31, 2012.

On October 5, 2012, Clearwater Paper issued a press release announcing Ms. Massman’s appointment. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release of Clearwater Paper Corporation, dated October 5, 2012: LINDA K. MASSMAN TO SUCCEED GORDON L. JONES AS CLEARWATER PAPER CHIEF EXECUTIVE OFFICER

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2012	CLEARWATER PAPER CORPORATION

	By:	/s/ Michael S. Gadd
Michael S. Gadd, Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press release issued by Clearwater Paper Corporation, dated October 5, 2012: LINDA K. MASSMAN TO SUCCEED GORDON L. JONES AS CLEARWATER PAPER CHIEF EXECUTIVE OFFICER